Exhibit 28.j
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 10, 2011, relating to the financial statement of Independent Franchise Partners US Franchise Equity Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
Chicago, IL
September 6, 2011